Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
09/20/2018	Investors:	Mike Flores, 630-623-3519
	Media:	Lauren Altmin, 773-431-5726

McDONALD'S RAISES QUARTERLY CASH DIVIDEND BY 15%

•	Quarterly cash dividend increases 15% to $1.16 per share - the equivalent of $4.64 annually

•	Cash return to shareholder target for the 3-year period ending 2019 increased to about $25 billion

CHICAGO, IL - Today, McDonald's Board of Directors approved the Company's 42nd consecutive annual dividend increase, raising the quarterly dividend 15% from $1.01 to $1.16 per share of common stock, payable on December 17, 2018 to shareholders of record at the close of business on December 3, 2018. This brings the fourth quarter dividend payout to nearly $900 million. McDonald’s has experienced increased capital allocation flexibility due to the evolution of the Company’s business model and the effects of the Tax Cuts and Jobs Act of 2017.

McDonald's President and Chief Executive Officer Steve Easterbrook said, "Our substantial cash flow enables us to invest in the business to drive growth under our Velocity Growth Plan. We are confident that the Plan will deliver sustained, long-term profitability for our system and our shareholders, which is reflected in today’s increases in our dividend and three-year cash return to shareholders target."

These actions reinforce management’s confidence in the Company’s ability to achieve the following long term, average annual (constant currency) financial targets, beginning in 2019:

◦	Systemwide sales growth of 3-5%;

◦	Operating margin in the mid-40% range;

◦	Earnings per share growth in the high-single digits; and

◦	ROIIC in the mid-20% range.

Upcoming Communications
For important news and information regarding McDonald's, including the timing of future investor conferences and earnings calls, visit the Investor Relations section of the Company's Internet home page at www.investor.mcdonalds.com. McDonald's uses this website as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information.

About McDonald's
McDonald's is the world's leading global foodservice retailer with over 37,000 locations in over 100 countries. Over 90% of McDonald's restaurants worldwide are owned and operated by independent local business men and women.

Forward-Looking Statements
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K. The Company undertakes no obligation to update such forward-looking statements, except as may otherwise be required by law.

# # #